ASSET PURCHASE AGREEMENT,
                            dated March 6, 1995,

                                between
                          KAYSER-ROTH CORPORATION,

                               AS SELLER

                                  and
                           ALBA-WALDENSIAN, INC.,

                              AS PURCHASER


                            TABLE OF CONTENTS

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                                                                    Page No.

RECITALS

I. TERMS OF SALE ..........................................................1

     1.1   Sale of the Assets
     1.1.1 Real Property ..................................................2
     1.1.2 Tangible Personal Property .....................................2
     1.1.3 Inventories and Stores and Supplies ............................2
     1.1.4 Contract Rights ................................................2
     1.1.5 Intellectual Property ..........................................2
     1.1.6 Governmental Licenses, Permits and Approvals ...................3
     1.1.7 Records ........................................................3
     1.1.8 Accounts Receivable and Customer Purchase Orders ...............3
     1.1.9 Other Assets ...................................................3
     1.2   Excluded Assets ................................................3
     1.2.1 Sock Inventory .................................................3
     1.2.2 Sock Equipment .................................................3
     1.2.3 Accounts Receivable ............................................4
     1.2.4 Intellectual Property ..........................................4
     1.2.5 Cash ...........................................................4
     1.2.6 Insurance Policies .............................................4
     1.2.7 Computer Hardware and Software .................................4
     1.2.8 Other Assets, Etc...............................................4
     1.2.9 Miscellaneous Rights ...........................................4
     1.3   Nonassignable Assets ...........................................4
     1.3.1 Nonassignability ...............................................4
     1.3.2 If Waivers or Consents Cannot Be Obtained ......................5
     1.4   Bill of Sale, Deed and Transfer Documents ......................6

II. PAYMENT ...............................................................6

     2.1 Cash Payment at Closing ..........................................6
     2.2 Leased Equipment Cash Payment ....................................7

III. ASSUMPTION OF LIABILITIES ............................................7

     3.1 Assumed Liabilities ..............................................7

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IV. REPRESENTATIONS AND WARRANTIES ........................................7

     4.1         Representations and Warranties of K-R .....................7
     4.1.1       Corporate Matters .........................................7
     4.1.2       Authorization and Effect of Agreement .....................8
     4.1.3       No Restrictions or Consents ...............................8
     4.1.4       Financial Statements ......................................9
     4.1.5       Transactions with Affiliates .............................10
     4.1.6       Compliance with Laws .....................................10
     4.1.7       Assets; Title ............................................10
     4.1.8       Rockwood Facility ........................................11
     4.1.9       Insurance ................................................11
     4.1.10      Intellectual Property ................................... 12
     4.1.11      Litigation; Decrees ..................................... 12
     4.1.12      Contract Rights ......................................... 12
     4.1.13      Employee Plans .......................................... 14
     4.1.14      Accounts Receivable ..................................... 16
     4.1.15      Inventories ............................................. 16
     4.1.16      Labor Relations and Employment .......................... 16
     4.1.17      Environmental Matters ................................... 17
     4.1.18      Condition of Assets ..................................... 18
     4.1.19      No Changes .............................................. 18
     4.1.20      Conduct of Business ..................................... 18
     4.1.21      Brokers and Finders ..................................... 19
     4.2         Representations and Warranties of Purchaser ..............19
     4.2.1       Corporate Organization ...................................19
     4.2.2       Authorization and Effect of Agreement ....................19
     4.2.3       No Restrictions or Consents ..............................20
     4.2.4       Financial Capacity .......................................20
     4.2.5       Fraudulent Conveyances ...................................21
     4.2.6       Brokers and Finders ......................................21
     4.3         Certain Limitations on Representations and Warranties ....21

V. COVENANTS ..............................................................21

     5.1         Reserved..................................................21
     5.2         Press Releases ...........................................22
     5.3         Injunctions ..............................................22
     5.4         Consents and Approvals ...................................22
     5.5         Reserved..................................................22
     5.6         Reserved..................................................22
     5.7         Reserved..................................................22

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     5.8        Satisfaction of Conditions ................................22
     5.9        Financing .................................................23
     5.10       Transition Services .......................................23
     5.11       Inventory and Accounts Receivable Statements ..............23


VI. THE CLOSING ...........................................................23


     6.1         Conditions Precedent to Obligations of Purchaser and K-R ..23
     6.2         Additional Conditions Precedent to Obligations of Purchaser 23
     6.2.1       No Material Misrepresentation or Breach ...................24
     6.2.2       Opinion of Counsel ........................................24
     6.2.3       Financing .................................................24
     6.2.4       No Litigation .............................................24
     6.2.5       Environmental Examinations ................................24
     6.3         Additional Conditions Precedent to Obligations of K-R .....25
     6.3.1       No Material Misrepresentation or Breach ...................25
     6.3.2       Opinion of Counsel ........................................25
     6.4         The Closing ...............................................25
     6.5         Termination ...............................................25


VII. SURVIVAL AND INDEMNIFICATION ..........................................26

     7.1         Survival of Representations, Warranties and Covenants .....26
     7.2         Indemnication .............................................26
     7.3         Limitations on Liability ..................................28
     7.4         Indemnification Procedures ................................29


VIII. OTHER POST-CLOSING COVENANTS .........................................32


     8.1         Personnel Matters .........................................32
     8.1.1       Employees and Employee Benefit Plans ......................32
     8.1.2       Retirement Plans ..........................................33
     8.1.3       Employment and Plan Amendments or Terminations ............34
     8.1.4       Employee Information ......................................34
     8.2         General Post-Closing Matters ..............................34
     8.2.1       Post-Closing Notifications ................................34
     8.2.2       Names, Trademarks, Etc.....................................35
     8.2.3       Access.....................................................35
     8.2.4       Certain Tax Matters .......................................37
     8.2.5       Payments Received by the Parties After Closing ............37
     8.2.6       Action with Respect to Accounts Receivable ................37
     8.2.7       Action with Respect to Inventory ..........................38


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     8.2.8       Inventory and Accounts Receivable Remedies ................40
     8.2.9       Action with Respect to Audit ..............................40


IX. PRORATIONS..............................................................40

     9.1         Personal Property Taxes ...................................40
     9.2         Real Property Taxes .......................................41
     9.3         Payment of Prorated Taxes and Tax Responsibility ..........41
     9.4         Utilities..................................................42
     9.5         Cooperation ...............................................42
     9.6         Survival...................................................42


X. MISCELLANEOUS PROVISIONS ................................................42


     10.1        Notices ...................................................42
     10.2        Bulk Transfer Law .........................................43
     10.3        Expenses...................................................43
     10.4        Successors and Assigns ....................................44
     10.5        Waiver ....................................................44
     10.6        Entire Agreement ..........................................44
     10.7        Amendments, Supplements, Etc...............................44
     10.8        Rights of the Parties .....................................45
     10.9        Further Assurances ........................................45
     10.10       Applicable Law ............................................45
     10.11       Jurisdiction ..............................................45
     10.12       Titles and Headings .......................................45
     10.13       Certain Interpretive Matters and Definitions ..............45

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                             ASSET PURCHASE AGREEMENT


    This Asset Purchase Agreement (this "Agreement") is made and entered into this 6th day of March, 1995 by and between Kayser-Roth Corporation, a Delaware corporation ("K-R"), and Alba-Waldensian, Inc., a Delaware corporation ("Purchaser").


                                    RECITALS:

    A. K-R is presently engaged at its facility located at 425 North Gate Way Avenue, Rockwood, Tennessee in the business (the "Business") of designing, manufacturing and marketing certain textile products used in the healthcare industry, including without limitation healthcare specific socks and footwear as listed or described on Exhibit A (collectively, the "Products") through its Balfour Healthcare division (the "Healthcare Division");

    B. K-R desires to sell and deliver to Purchaser, and Purchaser desires to purchase and accept from K-R, certain assets relating to the Business, on the terms and subject to the conditions set forth in this Agreement; and

    C. K-R desires to delegate to Purchaser, and Purchaser is willing to assume from K-R, certain liabilities relating to the Business on the terms and subject to the conditions set forth in this Agreement.

    NOW, THEREFORE, the parties hereto agree as follows:


                                 I. TERMS OF SALE

    1.1 Sale of the Assets. Upon the terms and subject to the conditions hereinafter set forth, at the Closing referred to in Section
6.4 below, K-R agrees to sell, transfer and deliver to Purchaser, and Purchaser agrees to purchase and accept from K-R, the property and assets of K-R enumerated below (collectively, the "Assets"), as they exist on the date of the Closing, free and clear of all liens, pledges, options, security interests,


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

claims, charges or other encumbrances except for Permitted Liens and Permitted Exceptions (as defined in Section 4.1.7). Subject to Section 1.2, the Assets shall consist of the following:

    1.1.1 Real Property. The real property in Rockwood, Tennessee owned in fee by K-R and described in Schedule 1.1.1, together with the buildings, structures, fixtures and improvements now erected thereon and all easements, rights and privileges appurtenant thereunto
(collectively, the "Rockwood Facility");

    1.1.2 Tangible Personal Property. All machinery, equipment, tools, spare and maintenance parts, furniture, office equipment and other tangible personal property owned by K-R as of the Closing which are located at the Rockwood Facility and which are used in the Business, including without limitation those listed on Schedule 1.1.2 (collectively, the "Tangible Personal Property");

    1.1.3 Inventories and Stores and Supplies. All raw materials, components, work-in-process of the Products, finished Products, packaging materials and stores and supplies used in the Business owned by K-R as of the Closing and located at the Rockwood Facility
(collectively, "Inventories");

    1.1.4 Contract Rights. Subject to Section 1.3, all rights and incidents of interest of K-R as of the Closing in and to all leases, agreements and purchase orders or other contracts and contractual rights and obligations of K-R relating to the Business (collectively, "Contracts"), but excluding K-R's contracts relating to raw materials not exclusively used by the Healthcare Division which contracts are not being transferred;

    1.1.5 Intellectual Property. K-R's entire right, title and interest in, under and to the patents, if any, trademarks, service marks, trade names, and application therefor owned by K-R and used in the Business which are described in Schedule 1.1.5, all customer lists and trade secrets owned by K-R and used in the Business, and the goodwill of the Business, including without limitation the name "Balfour Healthcare" and, to the extent transferable, the telephone number 615/354-0410 and related lines (collectively, "Intellectual Proper Rights"); provided that K-R and Purchaser shall have joint rights to any trade secrets used both in the Business and K-R's other businesses;


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    1.1.6 Governmental Licenses. Permits and Approvals. To the extent transferable under applicable law, all rights and incidents of interest in, to and under all licenses, permits and approvals described in
Schedule 1.1.6 (collectively, "Permits") issued to K-R by any federal, state, local or foreign governmental or regulatory authority (or any department, agency, authority or political subdivision thereof (each, a "Governmental Entity")) and in effect or required for operation of the Business as of the Closing;

    1.1.7 Records. All customer and supplier lists and all other books, records, accounts, files, catalogues, sales materials, employment records (subject to Section 8.1.4), and related materials relating to the Healthcare Division and the Business owned by K-R as of the Closing, whether in written, electronic or other form;

    1.1.8 Accounts Receivable and Customer Purchase Orders. All of K-R's rights and interests in all accounts and notes receivable arising from the sale of Products, which remain uncollected as of the close of business on March 4, 1995 (the "Accounts Receivable") and all of K-R's interests in and rights under all K-R bids and all open customer purchase orders and customer contracts for the purchase of Products; and

    1.1.9 Other Assets. Except for the Excluded Assets (as hereinafter defined), any other tangible assets owned by K-R that are located as of the Closing at the Rockwood Facility and relate to the Business.

    1.2 Excluded Assets. Notwithstanding anything contained in this Agreement to the contrary, K-R shall retain and the Assets shall not include any of the following rights, properties and assets
(collectively, "Excluded Assets"):

    1.2.1 Sock Inventory. All sock raw materials, packaging, dyes and work-in- process inventories located at the Rockwood Facility other than that associated with or related to any Products;

    1.2.2 Sock Equipment. Except as listed or described in Schedule 1.1.2, all K-R sock manufacturing equipment located at the Rockwood Facility;

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    1.2.3 Accounts Receivable. Any accounts receivable other than the
Accounts Receivable, including any accounts receivable arising from K-R's sock manufacturing business (not including any Products) located at the Rockwood Facility;

    1.2.4 Intellectual Property. The corporate names "Kayser-Roth" and all variations thereof and all other names containing "Kayser-Roth" (collectively, the "K-R Trade Names"), all trademarks, (including but not limited to the "Burlington," "Bioguard", "Green Toe Seam", "Cool Max", "Landing Pad", "Duramax", "PrimaNatural", "PrimaSport" and "PrimaClassic" marks), patents, service marks, copyrights, applications therefor and all other intellectual property rights owned by K-R, other than the Intellectual Property Rights;

    1.2.5 Cash. All cash, cash in banks, cash equivalents, deposits and funds, including without limitation all checks or other instruments of payment, received by K-R including such instruments of payment received in K-R's lockbox, prior to the Closing, except for collections with respect to any Accounts Receivable listed on the certified list of Inventory and Accounts Receivable to be delivered at Closing as set forth in Section 5.11;

    1.2.6 Insurance Policies. All insurance policies of K-R, whether pertaining to the Assets, Products or the Business, and all rights of every nature and description under or arising out of such policies;

    1.2.7 Computer Hardware and Software. The Tandem computer and all computer software owned by or licensed to K-R;

    1.2.8 Other Assets. Etc. Any right, property or asset which is listed or described in Schedule 1.2.8; and

    1.2.9 Miscellaneous Rights. All rights (including refunds and claims thereto) relating to the liabilities retained by K-R as set forth in
Section 3.1(b) hereof

    1.3     Nonassignable Assets.

    1.3.1 Nonassignability. To the extent that any Contract or Permit to be transferred pursuant to the terms of Section 1.1.4 or 1.1.6 is not capable of being transferred without the consent, approval or waiver of a third person or entity (including without limitation a Governmental Entity) and such transfer or attempted transfer would constitute


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

a breach thereof or a violation of any law, nothing in this Agreement will constitute a transfer or an attempted transfer thereof; provided, however, that K-R will use its reasonable efforts after Closing, and Purchaser will cooperate with K-R, to obtain such consents, approvals and waivers, and to obtain any other consents, approvals and waivers necessary to transfer to Purchaser all of such Contracts and Permits; provided further, however, that K-R will not be obligated to pay any consideration therefor (except to the extent amounts are expended by K-R's employees and/or agents in the use of its reasonable efforts) or to incur any additional liability or obligation in connection therewith (except to the extent amounts are expended by K-R's employees and/or agents in the use of its reasonable efforts) or remain secondarily liable thereon.

    1.3.2 If Waivers or Consents Cannot Be Obtained. (a) Except as provided in paragraph (b) of this Section 1.3.2, if the consents, approvals and waivers referred to in Section 1.3.1 are not obtained prior to the Closing, K-R will cooperate in any reasonable arrangement requested by Purchaser to provide Purchaser with all of the benefits under such Contract or Permit as if such Contract or Permit had been assigned to Purchaser, including enforcement for the benefit of Purchaser of any and all rights of K-R against any other party thereto.

    (b) Purchaser recognizes that pursuant to the equipment lease listed in Schedule 1.3.2 (the "Equipment Lease") K-R leases certain equipment used in the Business, which equipment (the "Leased Equipment") is identified on Schedule 1.3.2. Purchaser recognizes that the Equipment Lease may not be assigned to Purchaser without the consent of the lessor thereunder. Subject to the last proviso in the last sentence of Section 1.3.1, prior to Closing, K-R and Purchaser will use their respective reasonable efforts to obtain the lessor's consent to the assignment of the Equipment Lease to Purchaser and the release of K-R's obligations thereunder. If K-R cannot obtain such consent and such release with respect to the Equipment Lease, then, at the Closing, K-R may, at its option, either (i) purchase the Leased Equipment under such Equipment Lease from the lessor thereof and then require Purchaser to purchase from K-R the Leased Equipment so purchased (the purchase price to be paid by Purchaser to K-R for such Leased Equipment shall be equal to the purchase price therefor paid by K-R to the lessor thereof), or (ii) sublease to Purchaser the Leased Equipment under the Equipment Lease, on substantially the same terms and conditions as set forth in such Equipment Lease, provided K-R has obtained the lessor's consent thereto and in such case, K-R would, notwithstanding the proviso in the last sentence of Section 1.3.1, either pay consideration or remain liable with respect to such lease obligation, as the case may be.

    1.4 Bill of Sale. Deed and Transfer Documents. At the Closing, the sale, conveyance, assignment, transfer and delivery of the Assets will be effected by delivery by K-R to Purchaser of (a) a bill of sale and instrument of assignment (the "Bill of Sale") with respect to the Assets other than the Rockwood Facility in the form of Exhibit 1.4(a) hereto, (b) a special warranty deed (the "Deed"), in recordable form, with respect to the Rockwood Facility in the form of Exhibit 1.4(b) hereto, (c) an assignment of trademarks (the 'Trademark Assignment") in the form of Exhibit 1.4(c) hereto and (d) such other instruments of conveyance, transfer and assignment as shall be reasonably necessary in the opinion of Purchaser's counsel to vest in Purchaser K-R's right, title and interest to the Assets in accordance with this Agreement (the "Transfer Documents").




                                   II. PAYMENT

    2.1 Cash Payment at Closing. At the Closing, Purchaser will pay to K-R $14,425,000, plus or minus the amount by which Inventory and Accounts Receivable, as reflected on the Inventory Statement and the Accounts Receivable Statement (as such terms are hereinafter defined), is greater or less than the amount of $2,800,000 (the "Cash Payment") by wire transfer of immediately available funds to such account as K-R designates in writing prior to the Closing. The parties agree that the Cash Payment at Closing is $14,973,014, and the amounts on the Inventory Statement and Accounts Receivable Statement are $1,391,735 and $1,956,279, respectively.


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  2.2     Leased Equipment Cash Payment. At the Closing, the payment for the Leased Equipment sold by K-R to Purchaser pursuant to Section
1.3.2(b)(i), if any, will also be made by Purchaser to K-R by wire transfer of immediately available funds as provided in Section 2.1.

                    III. ASSUMPTION OF LIABILITIES

    3.1 Assumed Liabilities. (a) At the Closing, Purchaser will deliver to K-R an undertaking in the form of Exhibit 3.1(a) hereto (the "Undertaking") pursuant to which Purchaser will assume and thereafter in due course pay, perform and fully satisfy, in a timely manner and in accordance with the terms thereof, only the following liabilities of K-R, (i) liabilities under the Equipment Lease and the other Contracts,
(ii) liabilities for vacation and holiday compensation owed to Employees of the Business (as defined in Section 4.1.13) and (iii) liabilities for prorated taxes as provided in Article IX (collectively, the "Assumed Liabilities").

    (b) Retained Liabilities. For purposes of this Agreement, except for the Assumed Liabilities, Purchaser shall not assume and K-R shall retain, and, after giving effect to the Closing, Purchaser shall not have assumed, and shall not in any respect be responsible for, any of K-R's liabilities or obligations with respect to the Business of any nature whatsoever (whether known or unknown and whether absolute, accrued, contingent or otherwise and whether due or to become due) arising on or prior (and to the full extent so arising on or prior) to the Closing, including, without limitation, any liability for Taxes and Tax Returns.

                        IV. REPRESENTATIONS AND WARRANTIES

    4.1 Representations and Warranties of K-R. Subject to Section 4.3, K-R represents and warrants to Purchaser on and as of the date of the Closing, as follows:

    4.1.1 Corporate Matters. K-R is a corporation duly organized, validly existing and in good standing under Delaware law and K-R has the requisite corporate power and authority to own, lease or otherwise hold its properties and assets and to carry


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

on the Business as presently conducted. K-R is duly qualified to conduct business as a foreign corporation in good standing in every state of the United States in which its ownership or lease of property or conduct of the Business makes such qualification necessary, except for such states in which K-R's failure to be so qualified would not have a material adverse effect on the business, prospects, financial condition or results of operations of the Business (a "Material Adverse Effect"). Anything herein to the contrary notwithstanding, K-R is qualified to do business as a foreign corporation and in good standing in the State of Tennessee.

    4.1.2 Authorization and Effect of Agreement. K-R has the requisite corporate power and authority to execute and deliver this Agreement, the Transfer Documents and the Transition Services Agreement (as hereinafter defined) and other agreements contemplated to be executed and delivered by K-R at the Closing ("Related Agreements") and to perform the transactions contemplated by this Agreement and the Related Agreements to be performed by it. The Board of Directors of K-R has taken all action required by law, its Certificate of Incorporation, its Bylaws or otherwise to be taken by it to authorize the execution and delivery of this Agreement and the Related Agreements and the performance by K-R of the transactions contemplated hereby and thereby. This Agreement has been and at the Closing the Related Agreements will be duly executed and delivered by K-R, and assuming the due execution and delivery of this Agreement and the Related Agreements by Purchaser, constitutes and with respect to the Related Agreements will constitute, valid and binding obligations of K-R enforceable against K-R in accordance with their terms, except that such enforcement may be limited by (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally or (ii) general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

    4.1.3 No Restrictions or Consents. (a) Without regard to Section 1.3.1, the execution and delivery of this Agreement and the Related Agreements by K-R does not, and the performance by K-R of the transactions contemplated hereby and thereby to be performed by it will not, conflict with, or result in any violation of, or constitute a default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any performance required or the maturity of any debt or obligation or the loss of a material benefit or result in the creation or imposition of any lien upon any of the Assets under, any provision of the Certificate of Incorporation or By-laws of K-R, any Contract or any Permit, except as listed or described in Schedule 4.1.3 and except for such violations, defaults, rights of termination, cancellation or acceleration or losses that, individually or in the aggregate, would not have a Material Adverse Effect.

             (b) No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required to be obtained or made by or with respect to K-R under any applicable law in connection with the execution and delivery of this Agreement and the Related Agreements by K-R or the performance by K-R of the transactions contemplated hereby and thereby to be performed by it, except for (i) the filing and recording of appropriate documents as provided by the laws of the State of Tennessee, relating to conveyances of interests in real property and (ii) such of the foregoing (A) as are listed or described in Schedule 4.1.3 or (B) which, if not so obtained or made, would not have a Material Adverse Effect.

    4.1.4 Financial Statements. Schedule 4.1.4 contains the unaudited special purpose financial statements of the Business for the twelve months ended January 29,1994, the eleven months ended December 31,1994 and the one month ended January 28,1995 (the "Special Purpose Financial Statements"). The balance sheet and the related notes thereto as of January 28, 1995 included in the Special Purpose Financial Statements shall be hereinafter referred to as the "Special Purpose Balance Sheet" and January 28, 1995 shall be hereinafter referred to as the "Special Purpose Balance Sheet Date". The Special Purpose Financial Statements have been prepared on the basis of presentation described in the notes thereto and except as described in such notes, the Special Purpose Financial Statements fairly present in all material respects the operating income and net assets of the

Business as of and for the periods ended January 29, 1994, December 31,1994 and January 28, 1995. The amounts reflected in the Special Purpose Financial Statements are as included in K-R's financial statements for the same periods covered thereby, which financial statements of K-R have been prepared in accordance with generally accepted accounting principles, except that the financial statements for the one month period ended January 28, 1995 do not reflect normal year end adjustments. Also attached as part of Schedule 4.1.4 is certain information prepared by K-R regarding the allocated expenses included in the Special Purchase Financial Statements, which information is true and correct in all material respects.

    4.1.5 Transactions with Affiliates. The Special Purpose Financial Statements do not reflect purchases or sales of Products or inventory from or to Affiliates of K-R and the Business which were on terms and/or conditions other than prevailing fair market value.

    4.1.6 Compliance with Laws. Except as listed or described in
Schedule 4.1.6, the Business has been conducted in compliance with all applicable laws, orders, ordinances, rules and regulations of any Governmental Entity having jurisdiction over the Business or any of the Assets, excluding those relating to environmental matters, but including, without limitation, all such laws relating to antitrust, consumer protection, currency exchange, equal opportunity, health, occupational safety, pension, securities and trading-with-the-enemy matters, other than such violations which would not individually or in the aggregate have a Material Adverse Effect.

    4.1.7 Assets: Title. Except for the Excluded Assets and as listed or described in Schedule 4.1.7, the Assets constitute all of the material personal property owned by K-R and used in the conduct of the Business as currently conducted. K-R has good and marketable fee simple title to the Rockwood Facility, subject only to the Permitted Exceptions. As used in this Agreement, "Permitted Exceptions" means: (i) any real estate taxes, water and sewer taxes, and other assessments that are not yet due and payable; (ii) matters that an accurate survey would disclose; (iii) those covenants, restrictions, reservations, easements and similar agreements affecting the Rockwood Facility or any part of it which do not materially impair the value of the Rockwood Facility or the use of the Rockwood Facility as presently operated; (iv) zoning laws, ordinances and regulations, building codes, rules and other governmental laws, regulations, rules and orders affecting the Rockwood Facility or any part of it which do not materially impair the use of the Rockwood Facility as presently operated; and (v) those items listed on Exhibit B to the Deed which is Exhibit 1.4(b) hereto. K-R has good title to all the other Assets which it purports to own, including, without limitation, all of the Assets reflected in the Special Purpose Balance Sheet (except for Assets sold since the Special Purpose Balance Sheet Date in the ordinary course of business and consistent with past practice), free and clear of all title defects or objections, liens, claims, charges, security interests or other encumbrances of any nature whatsoever including, without limitation, leases, chattel mortgages, conditional sales contracts, collateral security arrangements and other title or interest retention arrangements ("Liens"), except (a) Liens on the Leased Equipment under the Equipment Lease, (b) Liens that are listed or described in Schedule 4.1.7, (c) mechanics', carriers', workers', repairmen's or other like Liens arising or incurred in the ordinary course of business, and (d) Liens for current taxes, assessments and other governmental charges which are not yet due and payable or which may thereafter be paid without penalty or (e) Liens which are being contested in good faith and which are listed or described in Schedule 4.1.7. (The items referred to in the exceptions to the immediately preceding sentence are hereinafter referred to as ''Permitted Liens").

    4.1.8 Rockwood Facility. (a) K-R has received no written notice from any governmental authority of any pending or threatened condemnation proceedings, building code violations, zoning change, or other proceeding or action that will materially affect the size of, use of, improvements on, construction on or access to the Rockwood Facility.

             (b) K-R's has not granted any person or entity an option or right of first refusal to purchase all or any of the Rockwood Facility or any interest therein.

    4.1.9 Insurance. K-R has made available to Purchaser schedules of all material policies of fire, liability and other forms of insurance covering occurrences as of, or claims made on, the date hereof and maintained by K-R to the extent applicable to the Business.

    4.1.10 Intellectual Property. Schedule 1.1.5 lists or describes all Intellectual Property Rights, applications therefor and a list of.all licenses and other agreements relating thereto as of the date hereof Except as set forth in Schedule 4.1.10, K-R has the sole exclusive right to use the Intellectual Property Rights, and following the consummation of the transactions contemplated hereby Purchaser will have the sole and exclusive right to use the Intellectual Property Rights; no claims have been asserted by any person to the use of any such Intellectual Property Rights, or challenging or questioning the validity or effectiveness of any such license or agreement.

    4.1.11   Litigation: Decrees. Except as listed or described in
Schedule 4.1.11, there are no lawsuits, claims, inquiries, proceedings or investigations by or before any court or governmental or other regulatory or administrative agency or commission relating to the Business or the Assets pending or to the knowledge of K-R, threatened against or affecting the Business, which may reasonably be expected to individually or in the aggregate have a Material Adverse Effect, or which questions or challenges the validity of this Agreement or any action taken or to be taken by K-R pursuant to this Agreement or in connection with the transactions contemplated hereby. K-R is not subject to any judgment, injunction, rule, order or decree of any Governmental Entity applicable to the conduct of the Business which may individually or in the aggregate reasonably be expected to have a Material Adverse Effect.

    4.1.12 Contract Rights. Except as listed or described in Schedule 4.1.12, as of the date hereof, K-R is not a party to or bound by any Contract with respect to the Business or the Employees (as defined in Section 4.1.13) that is of a type described below:

         (a) Any employment or consulting Contract with an Employee, agent, consultant or advisor (other than those terminable at will);

         (b) Any employment Contract, or any other Contract that contains any severance or termination pay, liabilities or obligations;

         (c) Any collective bargaining or union contracts or agreements;

        (d) Any Contract for capital expenditures or the acquisition or construction of fixed assets which requires aggregate future payments in excess of $25,000;

         (e) Any Contract relating to cleanup, abatement or other actions in connection with environmental liabilities;

         (f) Any Contract granting to any person a first-refusal, first-offer or similar preferential right to purchase or acquire any of the Assets or any part of the Business;

         (g) Any license or royalty Contract which pursuant to the terms thereof requires future payments by K-R;

         (h) Any Contract under which K-R has borrowed any money or issued any note, bond, indenture or other evidence of indebtedness for borrowed money, or guaranteed indebtedness for money borrowed by others or Contracts or agreements to acquire any such debt obligations of others, which is not expressly set forth in the Special Purpose Balance Sheet and would constitute an Assumed Liability;

         (i) Any Contract with any manufacturer's representative, salesman, distributor, dealer or other sales agent having a remaining term in excess of one year and which is not terminable without penalty on 60 calendar days or less notice;

         (j) Any Contract under which K-R (i) is a lessee of real property, (ii) is a lessee of, or holds or uses, any machinery, equipment, vehicle or other tangible personal property owned by a third person or entity in any such case which requires aggregate annual payments in excess of $50,000, (iii) is a lessor of real property or
(iv) is a lessor of any tangible personal property owned by K- R in any such case which requires aggregate annual payments in excess of $50,000;

         (k) Any other Contract which involves future payments by or to K-R in excess of $100,000 other than a purchase or sales order entered into in the ordinary course of the conduct of the Business;

          (l) Any Contract which restricts the ability of K-R to conduct the Business in any geographic area; or

          (m) Any contract for the purchase or sale by the Business of Products or inventory to or from an Affiliate of K-R on other than prevailing fair market value terms and conditions.

 Except as set forth in Schedule 4.1.12, each Contract listed or described in Schedule 4.1.12 is a valid and binding obligation of K-R and, to the knowledge of K-R, the other parties thereto (subject to bankruptcy, insolvency, reorganization or other laws relating to or affecting the enforcement of creditors' rights generally) and is in full force and effect. Except as set forth in Schedule 4.1.12, K-R has performed all material obligations required to be performed by it through the date hereof under each of the Contracts so listed or described and is not (with or without the lapse of time or the giving of notice, or both) in, or alleged to be in, material breach or default in any respect thereunder, and, to the knowledge of K-R, no other party to any of such Contracts has materially breached or defaulted thereunder, and no event has occurred and no condition or state of facts exists which, with the passage of time or the giving of notice or both, would constitute such default or breach by K-R or, to the knowledge of K- R, by any such other party. Complete and correct copies of each of such Contracts, together with all amendments thereto, have heretofore been made available to Purchaser by K-R.

  4.1.13 Employee Plans. (a) For purposes of this Agreement, the term "Employee Plan" means each employee benefit plan as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and each other bonus, deferred compensation, incentive compensation, stock purchase, stock option, employment, consulting, severance or termination pay, hospitalization or other medical, life, disability or other insurance, supplemental unemployment benefits, profit-sharing, pension or retirement plan, program, agreement or arrangement, whether subject to ERISA, that provides benefits for Employees and that is sponsored, maintained or contributed to by K-R or by any of its subsidiaries or divisions, or by any trade or business, whether or not incorporated which together with K-R would be deemed a "single employer plan" within the meaning of
Section 4001 of ERISA (an "ERISA Affiliate"), within the last six years, in respect of Employees of the Business. As used in this Agreement, the term "Employee" means each person employed at the Rockwood Facility and those other persons identified in Schedule 4.1.13. The term "Employee" will include, where an Employee Plan provides benefits for beneficiaries or dependents, the beneficiaries and dependents of an Employee. Schedule
4.1.13 lists or describes all Employee Plans other than Employee Plans listed or described in Schedule 4.1.12 or mandated by Law. None of the Employee Plans is a "multiemployer" plan within the meaning of Section 3(37) of ERISA.

  (b) With respect to each Employee Plan listed in Schedule 4.1.13, K-R has delivered to Purchaser, to the extent applicable, a copy of (i) the plan document for each Employee Plan as currently in effect (or a description of any Employee Plan for which there is no plan document), including any related trust agreement and any other agreement entered into in connection with such Employee Plan, (ii) the most recent annual report (Form 5500 Series) filed with the Internal Revenue Service, (iii) the most recent actuarial report, if any, with respect to the most recently completed plan year, and (iv) the most recent summary plan description, together with each summary of material modifications.

  (c) There is not any pending or, to the knowledge of K-R, threatened material claim by or on behalf of any Employee Plan, by any Employee covered under any Employee Plan or otherwise involving any Employee Plan (other than routine claims for benefits).

  (d) Except as set forth in Schedule 4.1.13, no Employee Plan provides benefits, including, without limitation, death or medical benefits (whether or not insured), with respect to any Employee for periods extending beyond their retirement or other termination of service other than (i) coverage mandated by applicable Law, (ii) death benefits or retirement benefits under any "employee pension plan," as that term is defined in Section 3
(2) of ERISA, (iii) deferred compensation benefits accrued as liabilities on the books of K-R or an ERISA Affiliate or (iv) benefits the full cost of which is borne by the Employee.

  (e)     Except as set forth in Schedule 4.1.13 and subject to Section
8.1.2 and Purchaser's compliance with Section 8.1.1, the consummation of the transactions contemplated by this Agreement will not (i) entitle any Employee to severance pay, unemployment compensation or any other similar payment, except as expressly provided in this Agreement, (ii) accelerate the time of payment or vesting, or increase the compensation due to any such Employee, (iii) result in any employment-related expenses or liabilities the full cost of which will not be paid by K-R, or (iv) result in any liability under Section 406 of ERISA or Section 4975 of the Code. Purchaser will not be responsible for any COBRA violations occurring or arising with respect to Employees prior to Closing or which arise with respect to Employees not hired by Purchaser which nonhiring is not in violation of this Agreement.

  4.1.14 Accounts Receivable. All Accounts Receivable of the Business, whether reflected in the Special Purpose Balance Sheet or otherwise, represent sales of Product actually made in the ordinary course of business. Schedule 4.1.14 is an accurate aging report for the accounts receivable of the Business as of March 4,1995.

  4.1.15 Inventories. All Inventories of the Business, whether reflected in the Special Purpose Balance Sheet or otherwise, consist of a quality and quantity usable and salable in the ordinary course of business, except for items of obsolete materials and materials of below-standard quality, which obsolete and below-standard quality items will not individually or in the aggregate have a Material Adverse Effect.

  4.1.16 Labor Relations and Employment. Except to the extent set forth in Schedule 4.1.16, (a) there are no unfair labor practices nor are there any unfair labor practice complaints relating to the Business pending or, to the knowledge of K-R, threatened against or affecting K-R before the National Labor Relations Board which would have a Material Adverse Effect; (b) there is no labor strike or stoppage actually pending or, to the knowledge of K-R, threatened against or affecting the Business; (c) no representation question exists with respect to the employees of the Business; (d) there is no collective bar- gaining agreement which is binding on the Business or restricts the Business from relocating or closing any of its operations; and (e) none of the employees of the Business has suffered an "employment loss" (as defined in the Worker Adjustment and Retraining Notification Act of 1988) within 90 days prior to the Closing Date.

  4.1.17 Environmental Matters. Except as set forth in this Section 4.1.17, K-R makes no representation in this Agreement relating to environmental matters. (a) For purposes of this Section 4.1.17, the following definitions shall be applicable.

i) "Environmental Proceeding" means any written claim, demand, action, cause of action, investigation, order, directive or notice by any person or entity, including those by any third party or any Governmental Entity but excluding those by Purchaser or its Affiliates, alleging potential liability of the Business arising out of, based on or resulting from any violation, or alleged violation, of any Environmental Law by K-R in relation to the Business.

ii) "Environmental Laws" means all federal, state, and local laws and regulations relating to pollution or protection of human health or the environment, including, without limitation, laws and regulations relating to emissions, discharges, releases or threatened releases of any hazardous, toxic or polluting substance or waste, including petroleum products or radioactive materials ("Hazardous Materials"), or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials as in effect on the date hereof

  (b) Except as set forth in Schedule 4.1.17, to the knowledge of K-R, the Business is operated by K-R in compliance with all applicable Environmental Laws (which compliance includes, but is not limited to, the possession by K-R of all permits and other governmental authorizations required under applicable Environmental Laws, and compliance with the terms and conditions thereof), except for any noncompliance that individually or in the aggregate would not have a Material Adverse Effect. K-R has not received any written communication from any Governmental Entity that alleges that the Business is not in such compliance, which noncompliance individually or in the aggregate would have a Material Adverse Effect.

  4.1.18 Condition of Assets. Except as expressly set forth in this Agreement, Seller expressly disclaims any other representation and warranty of any kind or nature, express or implied, as to the condition, value or quality of the Assets and SPECIFICALLY DISCLAIMS ANY REPRESENTATION OR WARRANTY OF MERCHANTABILITY, USAGE OR FITNESS FOR ANY PARTICULAR PURPOSE WITH RESPECT TO ANY OF THE ASSETS. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, THE ASSETS SHALL BE TRANSFERRED TO PURCHASER "AS IS" AND "WHERE IS".

  4.1.19 No Changes. Except as listed or described in Schedule 4.1.19 and except as a result of matters required by this Agreement, since the Special Purpose Balance Sheet Date, there have not been any changes in the Business that, individually or in the aggregate, would have a Material Adverse Effect, except K-R makes no representation as to the effect on the Business of consummation of the transactions contemplated hereby or Purchaser's failure to hire all the Employees.

  4.1.20 Conduct of Business. Since December 31, 1994, K-R has not with respect to the Business (i) engaged in any transaction or activity other than in the ordinary course, (ii) paid any bonus (except certain bonuses paid to certain Employees in February, 1995 and certain transition bonus agreements entered into in February 1995) or granted any increase in rates of pay or any increase in pension, retirement or other benefits other than nominal cost of living or merit increases made in accordance with past practices (such as the regular increase implemented in February, 1995),
(iii) made, or committed to make, any capital expenditures or investments relating to the Business aggregating more than $10,000 other than routine maintenance and repair in the ordinary course of business, or (iv) failed to use all reasonable efforts to maintain the goodwill of the suppliers, contractors, licensors, employees, customers, distributors and others having business relations with the Business.

  4.1.21 Brokers and Finders. With the exception of a fee payable to Booz Allen & Hamilton, Inc. by K-R, neither K-R nor any of its officers, directors or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders' fees in connection with the transactions contemplated by this Agreement.

  4.2     Representations and Warranties of Purchaser. Subject to
Section 4.3, Purchaser represents and warrants to K-R as follows:

  4.2.1 Corporate Organization. Purchaser is a corporation duly organized, validly existing and in good standing under Delaware law and Purchaser has the requisite corporate power and authority to own, lease or otherwise hold its properties and assets and to carry on its business as presently conducted. Purchaser is duly qualified to conduct business as a foreign corporation in good standing in North Carolina and in Tennessee.

  4.2.2 Authorization and Effect of Agreement. Purchaser has the requisite corporate power and authority to execute and deliver this Agreement and the Undertaking and to perform the transactions contemplated by this Agreement and the Undertaking to be performed by it. The Board of Directors of Purchaser has taken all action required by law, its Certificate of Incorporation, its Bylaws or otherwise to be taken by it to authorize the execution and delivery of this Agreement and the Undertaking and the performance by Purchaser of the transactions contemplated hereby and thereby. Purchaser has all requisite corporate power to purchase, own and hold the Assets and to carry on the Business upon the consummation of the transactions contemplated by this Agreement and the Undertaking. This Agreement has been and at the Closing the Undertaking will be duly executed and delivered by Purchaser and this Agreement constitutes and when executed and delivered at the Closing the Undertaking will constitute valid and binding obligation of Purchaser enforceable against Purchaser in accordance with their terms, except that such enforcement may be limited by (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally or (ii) general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

  4.2.3 No Restrictions or Consents. (a) The execution and delivery of this Agreement and the Undertaking by Purchaser does not, and the performance by Purchaser of the transctions contemplated hereby and thereby to be performed by it will not, conflict with, or result in any violation of, or constitute a default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any performance required or the maturity of any debt or obligation or the loss of a material benefit under, any provision of the Certificate of Incorporation or By-Laws of Purchaser or any contract or permit applicable to Purchaser, which violations, defaults, rights of termination, cancellation or acceleration or losses would, individually or in the aggregate, materially adversely affect Purchaser's ability to consummate the transactions contemplated by this Agreement.

  (b) No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required to be obtained or made by or with respect to Purchaser under any applicable law in connection with the execution and delivery of this Agreement and the Undertaking by Purchaser or the performance by Purchaser of the transactions contemplated hereby and thereby to be performed by it, except for (i) such consents, approvals, orders, authorizations, registrations, declarations or filings, which the failure to obtain or make would not, individually or i n the aggregate, materially adversely effect Purchaser's ability to consummate the transactions contemplated by this Agreement.

  4.2.4 Financial Capacity. Attached hereto as Exhibit 4.2.4 is a true and correct copy of a letter dated February 23, 1995 from First Union National Bank of North

Carolina (the "Bank") (the "Financing Commitment") regarding the Bank's commitment to provide Purchaser with $21,500,000 of debt financing to fund the Cash Payment and other capital requirements.

  4.2.5 Fraudulent Conveyances. Purchaser has financed or will finance its purchase of the Assets in such a manner that such financing will not create any liability to K-R under any federal or state fraudulent conveyance or transfer law.

  4.2.6 Brokers and Finders. Neither Purchaser nor any of its officers, directors or employees has employed any broker or finder or incurred any liability for brokerage fees, commissions or finders' fees in connection with the transactions contemplated by this Agreement.

  4.3 Certain Limitations on Representations and Warranties. (a) Each of the parties is a sophisticated legal entity that was advised by experienced counsel and, to the extent it deemed necessary, other advisors in connection with this Agreement. Accordingly, each of the parties hereby acknowledges that there are no representations or warranties by or on behalf of any party hereto or any of its respective Affiliates or representatives other than those expressly set forth in this Agreement.

  (b) All references in this Agreement to the "knowledge of K-R" or "known to K-R" or similar language will be deemed to be references solely to the actual knowledge of the persons listed in Schedule 4.3 (Purchaser hereby expressly acknowledging that such persons are under no obligation to conduct any particular inquiry for purposes of this Agreement). All references in this Agreement to the "knowledge of Purchaser" or "known to Purchaser" or similar language will be deemed to be references solely to the actual knowledge of the persons listed in
Schedule 4.3 (K-R hereby expressly acknowledging that such persons are under no obligation to conduct any particular inquiry for purposes of this Agreement).


                                 V. COVENANTS
  5.1     Reserved.

  5.2 Press Releases. No party will issue or cause the publication of any press release or other public announcement with respect to this Agreement or the transactions contemplated hereby without the prior consent of K-R and Purchaser, which consent will not be unreasonably withheld; provided, however, that nothing herein will prohibit any party from issuing or causing publication of any such press release or public announcement to the extent that such party determines such action to be required by law or the rules of any national stock exchange applicable to it or its Affiliates, in which event the party making such determination will, if practicable in the circumstances, use all reasonable efforts to allow the other party hereto reasonable time to comment on such release or announcement in advance of its issuance.

  5.3 Injunctions. Without limiting the generality or effect of any provision of Article VI, if any United States, or state court having jurisdiction over any party issues or otherwise promulgates any injunction, decree or similar order prior to the Closing which prohibits the consummation of the transactions contemplated hereby, the parties will use their respective reasonable efforts to have such injunction dissolved or otherwise eliminated as promptly as possible.

  5.4 Consents and Approvals. Subject to the last proviso to Section 1.3.1, K-R will use its reasonable efforts to promptly obtain all consents, approvals and waivers to the assignment to Purchaser of the Contracts and Permits set forth in Schedule 4.1.3.

  5.5 ReserClosing, each of the parties hereto will use its respective reasonable efforts with due diligence and in good faith to satisfy promptly all conditions required hereby to be satisfied by such party prior to the Closing, insofar as such conditions are within the control of such party.

  5.9 Financing. Purchaser shall use its best efforts to obtain the financing described in the Financing Commitment. In the event that such financing is not available, Purchaser shall use its reasonable efforts to arrange for substitute financing.

  5.10 Transition Services. Concurrently herewith, Purchaser and K-R will enter into an agreement for transition services (the "Transition
Services Agreement") in the form of Exhibit 5.10 attached hereto, contemplating Purchaser's utilization of certain facilities and services to be provided by K-R and K-R's use of certain space at the Rockwood Facility.

  5.11 Inventory and Accounts Receivable Statements. At the Closing, K-R will deliver to Purchaser a certified statement of the total dollar amount of Inventory located at the Rockwood Facility as of the Closing Date (the "Inventory Figure") based upon a physical inventory taken on or after March 4, 1995 (the "Inventory Statement") (which physical inventory may be observed by representatives of the Purchaser) and a certified statement of Accounts Receivable prepared as of the close of business on March 4,1995 (the "Accounts Receivable Statement"). All collections with respect to any such Accounts Receivable shall be the property of and belong to Purchaser and any Inventory shipped, delivered or otherwise removed from the Rockwood Facility shall be for the account of Purchaser.



                               VI. THE CLOSING

  6.1 Conditions Precedent to Obligations of Purchaser and K-R. The obligations of Purchaser and K-R under this Agreement to consummate the transactions contemplated hereby are subject to the satisfaction or waiver, at or prior to the Closing, of the conditions that there shall not have been entered a preliminary or permanent injunction, temporary restraining order or other judicial or administrative order or decree in any jurisdiction, the effect of which prohibits the Closing.

  6.2 Additional Conditions Precedent to Obligations of Purchaser. The obligations of Purchaser under this Agreement to consummate the transactions contemplated hereby will be subject to the satisfaction, at or prior to the Closing, of the following additional conditions, any one or more of which may be waived in writing at the option of Purchaser:

  6.2.1 No Material Misrepresentation or Breach. K-R shall have complied, in all material respects, with all agreements required by this Agreement to be complied with by it prior to the Closing, and the representations and warranties of K-R contained in this Agreement shall be true and correct in all material respects as of the date when made and as of the Closing Date as though such representations and warranties were made at and as of such date, except for representations or warranties made as of a specified date, which shall be true and correct in all material respects as of the specified date, and K-R shall have delivered to Purchaser a certificate dated the Closing Date and signed by one of its executive officers to the foregoing effect.

  6.2.2 Opinion of Counsel. Purchaser shall have received from Jerome A. Perlmutter, Esq., Vice-President-General Counsel of K-R, and Dechert Price & Rhoads, counsel for K-R, opinions dated the Closing Date in form and substance satisfactory to Purchaser, to the effects set forth in
Exhibit 6.2.2 hereto.

  6.2.3 Financing. Purchaser shall have obtained the financing contemplated by Financing Commitment or, in the event such financing is unavailable, substitute financing on terms reasonably satisfactory to Purchaser.

  6.2.4 No Litigation. On the Closing Date, there shall be no litigation pending which challenges or questions the validity or legality of this Agreement or the transactions contemplated hereby.

  6.2.5 Environmental Examinations. The results of the Phase I and Phase II, if any, audit of the Rockwood Facility shall not have revealed any environmental condition(s) at the Rockwood Facility which would require remediation under applicable Environmental Laws at a cost in excess of $50,000, unless prior to Closing K-R agrees in writing that it will pay for such amounts in excess of $50,000.

  6.3 Additional Conditions Precedent to Obligations of K-R. The obligations of K-R under this Agreement to consummate the transactions contemplated hereby will be subject to the satisfaction, at or prior to the Closing, of the following additional conditions which may be waived in writing at the option of K-R:

  6.3.1 No Material Misrepresentation or Breach. Purchaser shall have complied, in all material respects, with all agreements required by this Agreement to be complied with by it prior to the Closing, and the representations and warranties of Purchaser contained in this Agreement shall be true and correct in all material respects as of the date when made and as of the Closing Date as though such representations and warranties were made at and as such date, except for representations or warranties made as of a specified date, which shall be true and correct in all material respects as of the specified date, and Purchaser shall have delivered to K-R a certificate dated the Closing Date and signed by one of its executive officers to the foregoing effect.

  6.3.2 Opinion of Counsel. K-R shall have received from Sigmon, Clark, Mackie & Hutton, P.A., counsel for Purchaser, an opinion dated the Closing Date in form and substance satisfactory to K-R, to the effects set forth in Exhibit 6.3.2 hereto.

  6.4 The Closing. Subject to the fulfillment or waiver of the conditions precedent specified in Sections 6.1, 6.2 and 6.3, the closing of the purchase and sale of the Assets contemplated hereby (the "Closing") will take place on March 6,1995. If the Closing occurs, the Closing shall be deemed effective for all purposes as of the close of business on March 4, 1995 (the "Closing Date"). The Closing will take place at 10:00 M., Eastern Time, at the offices of K-R, 4905 Koger Blvd., Greensboro, North Carolina 27407.

  6.5 Termination. Notwithstanding anything contained in this Agreement to the contrary, this Agreement may be terminated at any time prior to the Closing:

       (a) By the mutual written consent of Purchaser and K-R;

       (b) By either Purchaser or K-R if the Closing shall not have occurred on or before March 6, 1995;

           (c) By either Purchaser or K-R if there shall have been entered a final, nonappealable order or injunction of any Governmental Entity restraining or prohibiting the consummation of the transactions contemplated hereby or any material part thereof; or

           (d) By Purchaser in accordance with Section S.l(c).
In the event of the termination of this Agreement under this Section 6.5, each party hereto will pay all of its own fees and expenses. There will be no further liability hereunder on the part of any party hereto if this Agreement is so terminated, except under Section S.l(b) and except by reason of a material breach of any covenant contained in this Agreement.


                      VII. SURVIVAL AND INDEMNIFICATION

  7.1 Survival of Representations. Warranties and Covenants. Each of the representations and warranties contained in Article IV will survive the Closing and remain in full force and effect for one year. Any claim for indemnification with respect to any of such matters which is not asserted by notice given as herein provided which specifically identifies a particular breach and the underlying facts relating thereto within one year after the Closing may not be pursued and is hereby irrevocably waived.

  7.2 Indemnification. (a) Definitions. For purposes of this Agreement, (i) "Indemnity Payment" means any amount of Indemnifiable Losses required to be paid pursuant to this Agreement, (ii) "Indemnitee" means any person or entity entitled to indemnification under this Agreement, (iii) "Indemnifying Party" means any person or entity required to provide indemnification under this Agreement, (iv) "Indemnifiable Losses" means any and all claims, demands, actions or suits, settlements and compromises relating thereto and reasonable attorneys' fees and expenses in connection therewith, losses, liabilities, costs and expenses, net of the amount of (i) any tax benefit resulting to the Indemnitee, or (ii) any recovery, settlement or otherwise by the Indemnitee under or pursuant to any insurance coverage or other indemnification agreement, or pursuant to any claim or recovery against or settlement with any other person or entity (a 'Third Party

Recovery"), and (v) "Third Party Claim" means any claim, action or proceeding made or brought by any person or entity who or which is not a party to this Agreement or an Affiliate of a party to this Agreement.

  (b) K-R's Indemnity. Subject to Sections 7.1, 7.3 and 7.4, following the Closing, K-R will indemnify, defend and hold harmless Purchaser and its directors, officers, employees, agents and representatives from and against any and all Indemnifiable Losses incurred by Purchaser relating to, resulting from or arising out of:

           (i) Any breach by K-R of any of the representations or warranties of K-R contained in this Agreement or the certificate to be delivered pursuant to Section 6.2.1;

           (ii) Any breach by K-R of any covenant of K-R contained in this Agreement; and

           (iii) any and all liabilities arising out of or relating to the owner- ship or operation of the Business or the Assets by K-R prior to the Closing other than the Assumed Liabilities.

  (c) Purchaser's Indemnity. Subject to Sections 7.1, 7.3 and 7.4, following the Closing, Purchaser shall indemnify, defend and hold harmless K-R and its directors, officers, partners, employees, agents and representatives from and against any and all Indemnifiable Losses relating to, resulting from or arising out of:

           (i) Any breach by Purchaser of any of the representations or warranties of Purchaser contained in this Agreement or the certificate to be delivered pursuant to Section 6.3.1;

           (ii) Any breach by Purchaser of any covenant of Purchaser contained in this Agreement;

           (iii) Any Assumed Liabilities; and

           (iv) Any liability arising out of the conduct of the Business, after the Closing Date.

          7.3     Limitations on Liability. (a)     Notwithstanding
anything to the contrary contained in this Agreement, no claim for indemnification may be asserted under Section 7.2(b) with respect to any matter K-R proves by clear and convincing evidence was known to Purchaser on or before the Closing Date.

          (b) Notwithstanding any other provision hereof or of any applicable law Purchaser will not be entitled to make a claim against K-R under Section 7.2(b) unless and until the aggregate amount of claims which may be asserted for Indemnifiable Losses under Section 7.2(b) exceeds $250,000, and then only to the extent of the excess; provided,however, that this Section 7.3(b) shall not apply to any breach of the representation and warranty set forth in Section 4.1.4; and provided further that if the adjusted operating income of the Business for the 12 month period ended January 28, 1995 (determined using the same basis of presentation described in the notes to the Special Purpose Financial Statements) is less than that shown in the Special Purpose Financial Statements for such 12 month period, but the representations contained in Section 4.1.4 have not been breached because such shortfall is not material to such financial statements, then such $250,000 shall be reduced, dollar for dollar, by the amount of such shortfall.

          (c) Notwithstanding any other provision hereof or of any applicable law,the aggregate indemnification obligations of K-R under
Section 7.2(b) shall not exceed $7,075,000.

          (d) As between K-R, on the one hand, and Purchaser, on the other hand,the rights and obligations set forth in this Article VII will be the exclusive rights and obligations with respect to this Agreement, the events giving rise to this Agreement and the transactions provided for herein or contemplated hereby (other than the transactions provided in the Transition Services Agreement). Without limiting the generality or effect of the foregoing, as a material inducement to the other party hereto entering into this Agreement, and in light of, among other factors, the acknowledgements contained in Section 4.3, each of the parties to this Agreement hereby waives any claim or cause of action, known or unknown, foreseen or unforeseen, which it otherwise might assert, including without limitation under the common law or federal or state securities, trade regulation,environmental (including, without limitation, the
Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, or any other statutes, regulations or ordinances now or hereafter in effect or under he common law) or other laws now or hereinafter in effect, by reason of this Agreement, the events giving rise to this Agreement and the transactions provided for herein or contemplated hereby or thereby (other than the Transition Services Agreement) except for claims or causes of action brought under and subject to the terms and conditions of this Article VII.

          (e) Notwithstanding anything to the contrary contained in the Deed, the warranties and covenants of title contained therein are not intended to, and shall not,extend, amplify or otherwise alter the warranties of K-R contained herein or the survival thereof, as set forth herein, and Purchaser hereby releases K-R from any and all claims with respect to the warranties and covenants of title contained in the Deed.

          7.4 Indemnification Procedures. (a) If any Indemnitee receives notice of the assertion or commencement of any Third Party
Claim against such Indemnitee with respect to which an Indemnifying Party is obligated to provide indemnification under this Agreement, the Indemnitee will give such Indemnifying Party reasonably prompt written notice thereof, but in any event not later than 30 calendar days after receipt of such notice of such Third Party Claim. Such notice will describe the Third Party Claim in reasonable detail, will include copies of all material written evidence thereof and will indicate the estimated amount, if reasonably practicable, of the Indemnifiable Loss that has been or maybe sustained by the Indemnitee. The Indemnifying Party will have the right to participate in, or, by giving written notice to the Indemnitee, to assume, the defense of any Third Party Claim at such Indemnifying Party's own expense and by such Indemnifying Party's own counsel (reasonably satisfactory to the Indemnitee), and the Indemnitee will cooperate in good faith in such defense.

(b) If, within thirty calendar days after giving notice of a Third Party Claim to an Indemnifying Party pursuant to Section 7.4(a), an Indemnitee receives written notice from the Indemnifying Party that the Indemnifying Party has elected to assume the defense of such Third Party Claim as provided in the last sentence of Section 7.4(a), the Indemnifying Party will not be liable for any legal expenses subsequently incurred by the Indemnitee in connection with the defense thereof; provided, however, that if the Indemnifying Party fails to take reasonable steps necessary to defend diligently such Third Party Claim within ten calendar days after receiving written notice from the Indemnitee that the Indemnitee believes the Indemnifying Party has failed to take such steps, the Indemnitee may assume its own defense and the Indemnifying Party will be liable for all reasonable costs or expenses paid or incurred in connection therewith. Without the prior written consent of the Indemnitee, the Indemnifying Party will not enter into any settlement of any Third Party Claim unless such settlement provides for the full and unconditional release of the Indemnitee from any and all liabilities and obligations related to such Third Party Claim. If a firm offer is made to settle a Third Party Claim and such offer provides for such release of the Indemnitee and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party will give written notice to the Indemnitee to that effect. If the Indemnitee fails to consent to such firm offer within ten calendar days after its receipt of such notice, the Indemnitee may continue to contest or defend such Third Party Claim and,in such event, the maximum liability of the Indemnifying Party as to such Third Party Claim will not exceed the amount of such settlement offer, plus costs and expenses paid or incurred by the Indemnitee through the end of such ten calendar day period.

          (c) Any claim by an Indemnitee on account of an Indemnifiable Loss which does not result from a Third Party Claim (a "Direct Claim") will be asserted by giving the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than 30 calendar days after the Indemnitee becomes aware of such Direct Claim, and the Indernnifying Party will have a period of 30 calendar days within which to respond in writing to such Direct Claim. If the Indemnifying Party does not so respond within such 30 calendar day period, the Indemnifying Party will be deemed to have rejected such claim, in which event the Indemnitee will be free to pursue such remedies as may be available to the Indemnitee on the terms and subject to the provisions of this Article VII.

          (d) A failure to give timely notice or to include any specified information in any notice as provided in Sections 7.4(a), 7.4(b) or 7.4(c) will not affect the rights or obligations of any party hereunder except and only to the extent that, as a result of such failure, any party which was entitled to receive such notice was deprived of its right to recover any payment under its applicable insurance coverage or was otherwise prejudiced as a result of such failure.

          (e) If the amount of any Indemnifiable Loss, at any time subsequent to the making of an Indemnity Payment, is reduced by a Third Party Recovery, the amount of such Third Party Recovery, less any costs, expenses, premiums or taxes incurred in connection therewith (in cluding, but not limited to, any future increase in insurance premiums, retroactive premiums, costs associated with any loss of insurance and replacement thereof or self insured component of such insurance coverage) will promptly be repaid by the Indemnitee to the Indemnifying Party. If such amount has not been repaid by the Indemnitee to the Indemnifying Party within five days of the Indemnitee's receipt of the Third Party Recovery, such amount will accrue interest from the date of payment thereof to the date of repayment at a rate of interest equal to Nationsbank's prime rate, as publicly announced and in effect from time to time during such period, plus 1 1/2%, calculated on the basis of the actual number of days elapsed over 365. The Indemnitee will use all reasonable efforts to pursue any such claim, recovery, settlement or payment by or against any such insurer or such other person or entity. Purchaser shall use reasonable efforts to obtain a waiver from its insurers of any rights they have to be subrogated to Purchaser's indemnification rights against K-R hereunder unless such waiver would result in a breach of or termination of any insurance under Purchaser's insurance policies.

          (f) In addition to the procedures set forth above, with respect to claims made for the breach of Section 4.1.17 ("Environmental Claims"), the following procedures shall also apply:

         a) the Indemnitee shall cooperate with the Indemnifying Party in connection with defending, remedying, compromising or settling an Environmental Claim, which cooperation shall include but not be limited to:

                           (l) furnishing such non-privileged records,
information and testimony and attending such conferences, discovery proceedings, hearings, trials and appeals as may be reasonably requested by the Indemnifying Party, subject to Section 5.1(b) of this Agreement (regarding confidentiality);

                           (2) providing reasonable access upon prior
written notice to any property if such access is necessary to perform remediation;

                           (3) providing any and all reasonable
assistance in securing any required permits or approvals (including without limitation by holding in its name any such permit where necessary or appropriate) in order to perform any remediation;

                           (4) providing such decisions, comments or
information as may reasonably be requested by the Indemnifying Party to avoid delay in the performance of the remediation and in otherwise managing, settling or defending any Environmental Claim; and

                           (5) obtaining any reasonably necessary
easements and access to utilities at the Indemnifying Party's cost.

                    VIII. OTHER POST-CLOSING COVENANTS

          8.1     Personnel Matters.

          8.1.1 Employees and Employee Benefit Plans. (a) Except as specifically provided in this Section 8.1 or as required by law, effective as of the Closing Date, K-R shall have no liability or obligation to provide benefits to Employees pursuant to any Employee Plan.

          (b) Effective as of the Closing Date, the employment of all Employees with K-R shall terminate. Purchaser will, effective as of the Closing Date, offer employment at the same wage rate and including any and all benefits offered under Purchaser's employee benefit plans (which employee benefit plans Purchaser represents are in the aggregate substantially equivalent to K-R's employee benefits plans) to each Employee employed in the Healthcare Division or engaged in making Products terminated pursuant to the preceding sentence; provided that the provisions of this paragraph shall not be interpreted to grant any Employee any greater right to continued employment with Purchaser than such Employee had with K-R prior to the Closing. Notwithstanding anything contained herein to the contrary, Purchaser acknowledges and agrees that Purchaser's obligations to consummate the transactions contemplated hereby shall not be conditioned upon any Employee or Employees agreeing to continue his or their employment with Purchaser following the Closing.

          (c) Purchaser agrees that, to the extent certain employees previously employed by K-R at the Rockwood Facility in the design, manufacture and marketing of socks (exclusive of the Products and to whom Purchaser is not obligated to offer employment pursuant to Section 8.1.1(b)) have the requisite qualifications and Purchaser intends to hire personnel at the Rockwood Facility with such qualifications, such former employees of K-R will be given priority in consideration for the positions to be filled.

          (d) Purchaser agrees that, under any employee benefit plan made available or established after the Closing, Employees will receive credit for their years of service with the Business or otherwise with K-R or any prior Affiliate thereof prior to the Closing in determining eligibility and vesting thereunder (but not for purposes of determining benefit accruals), and in determining the amount of benefits under any applicable sick leave,vacation or severance plan. Purchaser will: (i) cover Employees as of the Closing under a group health plan substantially equivalent to that provided by K-R immediately before the Closing Date,
(ii) waive any preexisting condition limitations applicable to Employees under any group health plan made available to Employees to the extent that an Employee's condition would not have operated as a preexisting condition limitation under any applicable group health plan, and (iii) take all action necessary to ensure that Employees are given full credit for all co-payments and deductibles incurred under any group health plan provided by K-R for the plan year that includes the Closing Date.

          8.1.2 Retirement Plans. As of the Closing, K-R will cause Employees to fully vest in their accrued benefits under the Kayser-Roth Personal Account Retirement Plan and the Kayser-Roth Corporation Employees' Savings Plan (the "Retirement Plans"). Purchaser shall not assume any liabilities or obligations with respect to the Retirement Plans, which will be retained by K-R. As soon as practicable after the Closing, but subject to the terms of the Retirement Plans and applicable law, K-R will distribute or cause to be distributed to Employees their vested benefits under the Retirement Plans.

          8.1.3 Employment and Plan Amendments or Terminations. Except as provided in Section 8.1.1, no provision of this Section 8.1 will limit Purchaser's right and authority to discontinue, suspend or modify the employment of any Employee or benefits provided to any or all Employees after the Closing; provided, however, that in the event of any such discontinuance, suspension or modification, Purchaser will be liable for
(i) all employee benefit liabilities or obligations related to such discontinuance, suspension or modification under all plans and arrangements established by Purchaser after Closing and (ii) any severance benefits owing to Employees under the Purchaser's severance plan only which are due to such discontinuance, suspension or modification, and Purchaser will indemnify, defend and hold harmless K-R and its respective directors, officers, partners,employees, agents and representatives from and against any and all Indemnifiable Losses they may suffer or incur as a result thereof K-R shall not be liable for any liability or obligation that may a rise from the amendment or termination by Purchaser of any employee benefit plan established by Purchaser under this Section 8.1.

          8.1.4 Employee Information. Each of K-R and Purchaser will, to the extent permitted by law, provide the other, in a timely manner, any information with respect to any Employee's employment with and compensation from K-R or Purchaser, as the case maybe, or rights or benefits under any employee benefit plan which the other party hereto may reasonably request.

          8.2     General Post-Closing Matters.

          8.2.1 Post-Closing Notifications. Purchaser and K-R will, and each will cause its respective Affiliates to, comply with any post-Closing notification or other requirements,to the extent then applicable to such party, of any antitrust, trade competition, investment,control or other Law of any Governmental Entity having jurisdiction over the Business.

          8.2.2 Names. Trademarks. Etc. Purchaser will revise trademarks and Product literature, change signage and stationery, and otherwise discontinue use of K-R Trade Names as promptly as practicable after the Closing; provided, however, that for a period of 60 days from the Closing Date, Purchaser may consume stationery and similar supplies on hand as of the Closing which contain K-R Trade Names thereon provided that such items are overstamped or otherwise appropriately indicate that the Business is then being conducted by Purchaser. Without limiting the generality or effect of the foregoing,Purchaser will discontinue (a) no later than the close of business on the Closing Date, affixing in any manner whatsoever any K-R Trade Name to any Product, and (b) no later than the earlier of the close of business on the 60th calendar day after the Closing Date or as soon as practicable, selling, shipping and delivering any assembled Product having any K-R Trade Name affixed thereto in any manner whatsoever. Nothing in this Section 8.2.2 will affect the rights and obligations of the parties under Section 7.2.

          8.2.3 Access. (a) For purposes of this Agreement, (i) "Taxes" means any taxes, charges, fees, levies, penalties or other assessments, including without limitation, income, gross receipts, excise, real and personal and intangible property, sales, use, transfer,license, payroll, recording, ad valorem and franchise taxes, imposed by any United States,state, local or foreign taxing authority or any agency thereof, including any interest, penalties or additions attributable thereto; and
(ii) "Tax Returns" means returns, reports, or information returns or statements relating to Taxes (including amendments thereto) required to be filed with the appropriate United States, state, local or foreign taxing authority or any agency thereof

          (b) On the Closing Date, or as soon thereafter as practicable, and in no event later than 60 calendar days after the Closing Date, K-R will deliver to Purchaser all original agreements, documents, books, records and files relating to the Business or the Assets (collectively, "Records") in its possession to the extent not then located at the Rockwood Facility, subject to the following exceptions:

               (i) Purchaser recognizes that certain Records may contain only incidental information relating to the Business or may primarily relate to K-R, or the businesses of K-R other than the Business, and K-R may retain such Records if K-R delivers appropriately excised copies of such Records; and

               (ii) K-R may retain any Tax Returns.

After the Closing, Purchaser will retain all Records (except those Records referred to in Section 8.2.3(a)(i) and (ii)) required to be retained pursuant to obligations imposed by any applicable Law. Before disposing of any Records relating to periods prior to the Closing Date, Purchaser will give notice to such effect to K-R and give K-R at its cost and expense an opportunity to remove and retain all or any part of such Records as K-R may elect in its discretion.

          (c) After the Closing, upon reasonable notice, each party hereto will give,or cause to be given, to the representatives, employees, counsel and accountants of the other parties hereto access, during normal business hours, to Records relating to periods prior to or including the Closing, and will permit such persons to examine and copy such Records to the extent reasonably requested by such other parties in connection with Tax and financial reporting matters (including without limitation any Tax Return relating to state or local real property transfer or gains taxes), audits, legal proceedings, governmental investigations and other business purposes; provided, however, that nothing herein will obligate any party to take actions that would unreasonably disrupt the normal course of its business, violate the terms of any contract to which it is a party or to which it or any of its assets is subject or grant access to any of its proprietary, confidential or classified information. Purchaser will provide or will make available to K-R access to, and assistance from, Purchaser's employees for the purposes of, and with the limitations described in, the preceding sentence. The parties hereto will cooperate with each other in the conduct of any tax audit, claim for refund of income taxes, or similar proceedings involving or otherwise relating to any of the Assets or the Business (or the income therefrom or assets thereof) with respect to any Tax and each will execute and deliver such powers of attorney and other documents as are necessary to carry out the intent of this Section 8.2.3(c). Purchaser will be responsible for ensuring that such information and Tax Returns can be provided to K-R in the event that Purchaser disposes of the Assets or any portion of the Business.

          8.2.4 Certain Tax Matters. Purchaser will pay all sales, use, transfer, stamp,conveyance, value added or other similar taxes, duties, excise or governmental charges imposed by any taxing jurisdiction, domestic or foreign, and all recording or filing fees,notarial fees and other similar costs of Closing with respect to the transfer of the Assets or otherwise on account of this Agreement or the transactions contemplated hereby. Purchaser will reasonably cooperate with K-R in providing such Tax related certificates and information requested for purposes of reducing or eliminating Taxes arising from the transfer of the Assets. Purchaser will deliver to K-R a resale certificate substantially in the form shown in Schedule 8.2.4(a). Purchaser will accept from K-R a certificate substantially in the form shown in Schedule 8.2.4(b) relating to withholding of Taxes under Section 1445 of the Code and upon receipt of such certificate will not withhold any amounts owing to K-R under that Code provision.

          8.2.5 Payments Received by the Parties After Closing. To the extent payments are received by either party that properly belong to the other party on or after the Closing Date, the parties hereto agree to promptly remit such amounts to the appropriate party.

          8.2.6 Action with Respect to Accounts Receivable.

                   (a) From and after the Closing, Purchaser will use its reasonable best efforts to collect the Accounts Receivable, and will not settle or compromise any outstanding amount thereof without the prior written consent of K-R. All amounts received from any customer on account of Accounts Receivable listed on the Accounts Receivable Statement to be delivered to Purchaser at Closing pursuant to Section 5.11 hereof shall be deemed to be payment in respect of the oldest receivable due from such customer unless the customer has given notice to Purchaser, a copy of which shall be sent to K-R, that a dispute exists with respect to such receivable and that the payment currently being made is not to be applied to the payment thereof

                   (b) Purchaser shall permit representatives of K-R reasonable access to the books and records of the Purchaser to enable K-R to verify compliance with the provisions of this Section and will provide K-R with weekly reports concerning the nature, extent and results of its collection efforts hereunder. Subject to the consent of Purchaser, which shall not be unreasonably withheld, K-R will have the right to assist in the collection of any Accounts Receivable at K-R's own expense, and Purchaser will cooperate in good faith with K-R in its collection efforts.

               (c) In the event that there remain Accounts Receivable reflected on the Accounts Receivable Statement (described in Section 5.11) which have not been collected at the end of a one hundred and twenty day period following the Closing Date,Purchaser shall have the right to require K-R to purchase from time to time thereafter all such uncollected Accounts Receivable for an amount equal to the face amount thereof (as reflected on the Accounts Receivable Statement) payable upon the assignment of such accounts to K-R (K-R thereafter to be entitled to take such action as deemed appropriate to endeavor to effect collection thereof).

          8.2.7 Action with Respect to Inventory.

          (a) As soon as practicable, but in no event later than 60 days following the Closing Date, Purchaser's independent public accountants (the "Auditors") will audit the Inventory Statement for the purpose of valuing the Inventory. The audit and Inventory valuation shall be done in accordance with generally accepted auditing standards using the same accounting principles used by K-R in connection with the preparation of the Special Purpose Financial Statements, consistently applied. Upon completion, the Auditors will then deliver to K-R a statement of the value of the Inventory (the "Inventory Closing Statement"),as so determined.

          (b) Unless K-R delivers written notice to Purchaser that it disagrees with the Inventory Closing Statement on or prior to the 30th day after K-R's receipt of the Inventory Closing Statement, K-R shall be deemed to have accepted and agreed to the Inventory Closing Statement. If K-R so notifies Purchaser of its objection to the Inventory Closing Statement, K-R and Purchaser shall, within 30 days following such notice (the"Resolution Period"), attempt to resolve their differences and any resolution by them as to any disputed amounts shall be final, binding and conclusive.

          (c) At the conclusion of the Resolution Period, all amounts remaining in dispute shall be submitted to a firm of nationally recognized independent public accountants(the "Neutral Auditors") selected by K-R and Purchaser within 10 days after the expiration of the Resolution Period. If K-R and Purchaser are unable to agree on the Neutral Auditors, K-R and Purchaser shall have the right to request the American Arbitration Association to appoint the Neutral Auditors who shall not have had a material relationship with K-R, Purchaser or any of their respective Affiliates within the past two years. Each party agrees to execute, if requested by the Neutral Auditors, a reasonable engagement letter. All fees and expenses relating to the work, if any, to be performed by the Neutral Auditors shall be borne equally by K-R and Purchaser. The Neutral Auditors shall act as an arbitrator to determine, based solely on presentations by K-R and Purchaser, and not by independent review, only those issues still in dispute. The Neutral Auditors' determination shall be made within 30 day s of their selection, shall be set forth in a written statement delivered to K-R and Purchaser and shall be final, binding and conclusive. The term "Final Inventory Closing Statement" as hereinafter used, shall mean the definitive Inventory Closing Statement agreed to by Purchaser and K-R in accordance with Section 8.2.7(b) or the definitive Inventory Closing Statement resulting from the determinations made by the Neutral Auditors in accordance with this Section 8.2.7(c) (in addition to those items thereto fore agreed to by K-R and Purchaser).

          (d) If the Inventory Figure (as defined in Section 5.11) is less than the inventory value shown on the Final Inventory Closing Statement, then Purchaser shall pay K-R the amount of such difference. If the Inventory Figure is more than the inventory value shown on the Final Inventory Closing Statement, then K-R shall pay Purchaser the amount of such difference. Any required payment hereunder shall be made within five business days after the Final Inventory Closing Statement is agreed to by Purchaser and K-R or any remaining disputed items are ultimately determined by the Neutral Auditors. Any payments made hereunder are considered adjustments to the Cash Payment.

          8.2.8 Inventory and Accounts Receivable Remedies. The procedures under Section 8.2.6 and 8.2.7 will be the exclusive remedies for any breach of Section 4.1.14 (Accounts Receivable), 4.1.15 (Inventory) and
4.1.4 (Financial Statements) with respect to Inventory and Accounts
Receivable.

          8.2.9 Action with Respect to Audit. Following Closing, at the request of Purchaser, K-R will engage Arthur Andersen & Co. to conduct an audit of the financial statements of the Business for the periods requested by Purchaser. All costs of Arthur Andersen & Co. and other out-of-pocket expenses associated with such audit shall be paid by Purchaser as and when incurred by K-R. Notwithstanding anything contained herein to the contrary, such audited financial statements s hall not constitute representations or warranties of K-R, and Purchaser agrees that K-R shall have no liability to Purchaser or any other party (including Purchaser's shareholders) for such audited financial statements or for or arising out of such audit, and Purchaser may not use such financial statements, any so-called representation letters, or any information learned by Arthur Andersen & Co. in the course of such audit and contained in its work papers to assert any claim against K-R under this Agreement or otherwise; provided that this provision shall not bar Purchaser from asserting a claim against K-R based upon information independently developed by Purchaser's accountants without any reliance on the work of Arthur Andersen & Co.Purchaser agrees to indemnify, defend and hold harmless K-R and its directors, officers,employees, agents and representatives from and against any and all claims, demands,

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actions, suits, settlements, losses, liabilities, costs and expenses, including reasonable attorney's fees, arising from or relating to such audited financial statements or such audit. Purchaser desires to have the Arthur Andersen & Co. audit referred to above completed within 70 days after the Closing Date so as to permit the filing of such audited financial statements with Purchaser's Form 8-K with respect to the transaction contemplated hereby. K-R agrees to cooperate with Arthur Andersen & Co. in connection with the audit contemplated by this Section
8.2.9 and to cooperate with Purchaser's auditor in connection with its review or audit of the financial statements of the Business.

                                IX. PRORATIONS

          9.1 Personal Property Taxes. Personal property and similar ad valorem taxes associated with the Assets that are imposed on a periodic basis and are payable fora tax period that includes (but does not end on) the Closing Date shall be prorated as of the Closing Date, and K-R shall bear the proportion, and shall have the sole responsibility for such taxes (and any payments due on account of such taxes) equal to a fraction, the numerator of which is equal to the number of days which shall have elapsed from the beginning of the applicable tax period to the date immediately preceding the Closing Date and the denominator of which is the number of days in the entire applicable tax period.Purchaser shall have the sole responsibility for the rest of such taxes (and any payments due on account of such taxes). If the tax statement or appropriate information for such tax year is in the possession of the parties on the Closing Date, payment of the prorated taxes shall be accomplished on such date. If such taxes have not been paid by K-R and if the tax statement for the applicable tax year is not in the possession of the parties on the Closing Date, the tax proration payment shall be made by K-R to Purchaser based on a reasonable estimate taking into account the prior year's taxes and any publicly announced tax rate increase or decrease or change in the law governing such taxes, and Purchaser shall pay such taxes for such period when due (or if such taxes have been paid in advance, Purchaser shall

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

reimburse K-R for its proportionate share of such taxes), and any adjustments shall be made as soon thereafter as the tax statement or appropriate information is received.

          9.2 Real Property Taxes. The real property taxes and assessments required to be paid by K-R in respect of the Rockwood Facility shall be prorated as of the Closing Date between Purchaser and K-R in the same manner as described in Section 9.1 except that in calculating the amount of any real property taxes, the parties shall also take into account any change in assessments.

          9,3     Payment of Prorated Taxes and Tax Responsibility.
Subject to the rights and obligations set forth in Sections 9.1 and 9.2 above, (i) Purchaser shall be solely responsible for taxes relating to the Assets applicable to or arising from the period on and after the Closing Date, and K-R shall be solely responsible for taxes relating to the Assets applicable to or arising from the period prior to the Closing Date, and (ii) K-R shall indemnify and hold Purchaser harmless from any liability for taxes relating to the Assets accruing prior to the Closing Date, and Purchaser shall indemnify and hold K-R harmless from any liability for taxes relating to the Assets accruing on and after the Closing Date.

          9.4 Utilities. K-R shall attempt to obtain final meter readings at the Rockwood Facility immediately preceding the Closing Date and shall pay for, or cause to be paid, all utilities to such date. In the event it shall not be practicable to obtain the meter reading for any utility as of that date or there are utilities which are not metered, then as soon as all such utility bills are finally received, the parties shall, on a pro rata basis, pay their respective shares of such bills.

          9.5 Cooperation. The parties will cooperate with one another in connection with the preparation and filing of Tax Returns covered by Sections 9.1 and 9.2 hereof and in the determination of such taxes.

          9.6 Survival. The obligations of Purchaser and K-R under this Article IX shall survive the Closing.

                     X. MISCELLANEOUS PROVISIONS

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10.1 Notices. All notices and other communications required or permitted hereunder will be in writing and, unless otherwise provided in this Agreement, will be deemed to have been duly given when delivered in person or when dispatched by telegram or electronic facsimile transfer (confirmed in writing by mail simultaneously dispatched) or one business day after having been dispatched by a nationally recognized overnight courier service to the appropriate party at the address specified below:

        (a)      If to Purchaser, to:
                     Alba-Waldensian,Inc.
                     201 St. Germain, S.W.
                     P.O. Box 100
                     Valdese, North Carolina 28690-0100
                     Facsimile No.: (704) 879-6595
                     Attention: Mr. Thomas F. Schuster

               with a copy to:

                     Sigmon, Clark, Mackie & Hutton, P.A.
                     200 First Avenue, NW
                     First Union National Bank, 5th Floor
                     Hickory, North Carolina 28603
                     Facsimile No.: (704) 328-6876
                     Attention: Warren Hutton, Esq.

        (b)      If to K-R:

                     Kayser-Roth Corporation
                     4905 Koger Boulevard
                     Greensboro, North Carolina 27407
                     Facsimile No.: (910) 547612
                     Attention: Jerome A. Perlmutter, Esq.

               with a copy to:

                     Dechert Price & Rhoads
                     1500 K Street, N.W., Suite 500
                     Washington, D.C. 20005
                     Facsimile No.: (202) 626-3334
                     Attention: Sander M. Bieber, Esq.

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

or to such other address or addresses as any such party may from time to time designate as to itself by like notice.

          10.2 Bulk Transfer Law. The parties waive compliance with the provisions of any Uniform Commercial Code or other bulk transfer law which applies to the transactions contemplated by this Agreement. K-R agrees to indemnify and hold harmless Purchaser against any and all claims (except any claim with respect to the Assumed Liabilities) made by creditors of K-R asserted against Purchaser by reason of noncompliance with the Bulk Sales provision of the Uniform Commercial Code as enacted in the State of Tennessee in connection with the transactions contemplated by this Agreement.

          10.3 Expenses. Except as otherwise expressly provided herein,
(a) K-R will pay all expenses incurred by it incident to this Agreement and in preparing to consummate and consummating the transactions provided for herein, (b) Purchaser will pay any expenses incurred by it incident to this Agreement and in preparing to consummate and consummating the transactions provided for herein, and (c) payments with respect to taxes described in Section 8.2.4 will be made in accordance with Section 8.2.4.

          10.4 Successors and Assigns. This Agreement will be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but will not be assignable or delegatable by any party without the prior written consent of the other parties hereto.

          10.5 Waiver. Either Purchaser or K-R by written notice to the other may(a) extend the time for performance of any of the obligations or other actions of the other under this Agreement, (b) waive any inaccuracies in the representations or warranties of the other contained in this Agreement, (c) waive compliance with any of the covenants of the other contained in this Agreement, or (d) waive or modify performance of any of the obligations of the other under this Agreement. Except as provided in the immediately preceding sentence, no action taken pursuant to this Agreement will be deemed to constitute a waiver of compliance with any representations, warranties or covenants contained in this

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Agreement and will not operate or be construed as a waiver of any subsequent breach, whether of a similar or dissimilar nature.
         10.6 Entire Agreement. This Agreement (including the Schedules hereto) and the Related Agreements supersede any other agreement, whether written or oral, that may have been made or entered into by any party or any of their respective Affiliates (or by any director, officer or representative thereof) prior to the date hereof relating to the matters contemplated hereby or thereby including the Letter of Intent between Purchaser and K-R dated December 13,1994. This Agreement (together with the Schedules hereto)and the Related Agreements constitute the entire agreement by and among the parties hereto and there are no agreements or commitments by or among such parties or their Affiliates except as expressly set forth or referred to herein or therein.

          10.7 Amendments. Supplements. Etc. This Agreement may be amended or supplemented at any time by additional written agreements as may mutually be determined by Purchaser and K-R to be necessary, desirable or expedient to further the purposes of this Agreement, or to clarify the intention of the parties hereto.

          10.8 Rights of the Parties. Except as provided in Article VIII or in Section 9.4, nothing expressed or implied in this Agreement is intended or will be construed to confer upon or give any person or entity other than the parties hereto and their respective Affiliates any rights or remedies under or by reason of this Agreement or any transaction contemplated hereby.

          10.9 Further Assurances. After the Closing, each party hereto shall from time to time, at the request of the other party hereto and without further cost or expense to the other party, execute and deliver such other necessary instruments of conveyance and transfer and take such other necessary actions as the other party may reasonably request,in order to more effectively consummate the transactions contemplated hereby.

          10.10 Applicable Law. This Agreement and the legal relations among the parties hereto will be governed by and construed in accordance with the substantive laws

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


of the State of North Carolina, without giving effect to the principles of conflicts of law thereof

          10.11 Jurisdiction. Each party irrevocably submits to the exclusive jurisdiction of the federal and state courts of the State of North Carolina for purposes of any action, suitor other proceeding arising out of this Agreement or any transaction contemplated hereby.

          10.12 Titles and Headings. Titles and headings to Sections herein are inserted for convenience of reference only, and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

          10.13 Certain Interpretive Matters and Definitions. (a) Unless the context otherwise requires, (i) all references to Sections or Schedules are to Sections or Schedules of or to this Agreement, (ii) each term defined in this Agreement has the meaning assigned to it, (iii) each accounting term not otherwise defined in this Agreement has the meaning assigned to it in accordance with generally accepted accounting principles applied on a consistent basis, (iv) "or" is disjunctive but not necessarily exclusive, (v) words in the singular include the plural and vice versa, and (vi) the terms "subsidiary" and "Affiliate" have the meanings given to those terms in Rule 12b-2 of Regulation 12B under the Securities Exchange Act of 1934, as amended. All references to "$" or dollar amounts will be to lawful currency of the United States of America. The parties agree that time is of the essence.

          (b) No provision of this Agreement will be interpreted in favor of, or against, any of the parties hereto by reason of the extent to which any such party or its counsel participated in the drafting thereof or by reason of the extent to which any such provision is inconsistent with any prior draft hereof or thereof

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

          IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year first above written.

                                  KAYSER-ROTH CORPORATION
                                  By:    Frank B. Stull
                                  Name:  Frank B. Stull
                                  Title: Senior Vice President &
                                         Chief Financial Officer

                                   ALBA-WALDENSIAN, INC.
                                   By:    Thomas F. Schuster
                                   Name:  Thomas F. Schuster
                                   Title: President and Chief Executive Officer